Exhibit 10.26

                                                                  EXECUTION COPY


                        ASSET PURCHASE AND SALE AGREEMENT

                                 by and between

                                CYTURA CORP. and

                              CERTAIN SHAREHOLDERS
                        of CYTURA CORP., on the one hand,

                                       and

                           MMS ACQUISITION I LLC and,

                to the extent set out in Articles V and X hereof,
               MOBIUS MANAGEMENT SYSTEMS, INC., on the other hand

                            -----------------------

                             Dated October 11, 2002

                            -----------------------



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                        ASSET PURCHASE AND SALE AGREEMENT

      This Asset Purchase and Sale Agreement (this "Agreement") is made on the 11th day of October, 2002, by and between Cytura Corp., a Florida corporation ("Seller"), and the shareholders of Seller set forth on the signature pages of this Agreement (the "Shareholders"), on the one hand, and MMS Acquisition I LLC, a Delaware limited liability company ("Purchaser"), and, to the extent set out in Articles V and X hereof, Mobius Management Systems, Inc., a Delaware corporation ("Mobius"), on the other hand.

                                    RECITALS

      WHEREAS, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and acquire from Seller the Purchased Assets (as defined below) and Seller desires to assign to Purchaser and Purchaser desires to assume from Seller the Assumed Liabilities (as defined below), all for the Purchase Price (as defined below) subject to and in accordance with the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I
                       RULES OF CONSTRUCTION; DEFINITIONS

      1.1 Rules of Construction. Unless the context otherwise requires:

          (a) A term has the meaning assigned to it;

          (b) An accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP (as defined below);

          (c) "Or" is not exclusive and "including" means "without limitation," whether or not so expressed;

          (d) Words in the singular include the plural, and words in the plural include the singular;

          (e) Provisions apply to successive events and transactions;

          (f) "Herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

          (g) Words in the masculine gender include the neuter and feminine genders, words in the feminine gender include the neuter and masculine genders and words in the neuter gender include the feminine and masculine genders; and

          (h) The Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. References herein to Articles, Sections, Schedules or Exhibits mean and refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, unless otherwise specified.

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      1.2 Definitions. Unless otherwise provided herein, the following terms used in this Agreement shall have the meanings set forth below:

      "AAA" shall have the meaning set forth in Section 9.6(a).

      "Additional Payment Condition" shall have the meaning set forth in Section 3.1(a)(iii).

      "Additional Escrowed Funds" shall have the meaning set forth in Section 8.4(c).

      "Affiliate" shall mean, with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, and also includes any shareholder, member, officer, manager or director of such Person.

      "Agreement" shall mean this Agreement, including the Schedules and Exhibits hereto, as the same may be amended from time to time.

      "Assumed Contracts" shall have the meaning set forth in Section 2.1(b).

      "Assumed Liabilities" shall have the meaning set forth in Section 2.2.

      "Audited Financial Statements" shall have the meaning set forth in Section 4.12.

      "Business Day" means a day of the year on which banks are not required or authorized to be closed in the State of New York.

      "Cash Purchase Price" shall have the meaning set forth in Section
3.1(a)(i).

      "Closing" shall have the meaning set forth in Section 6.1.

      "Closing Date" shall have the meaning set forth in Section 6.1.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Common Stock" shall mean Mobius' common stock, par value $.0001 per share.

      "Contracts" shall mean all legally binding agreements, contracts, commitments, orders, licenses, leases and other instruments and arrangements.

      "Damages" shall have the meaning set forth in Section 8.2(a).

      "Employee Benefit Plan" shall have the meaning set forth in Section 4.17.

      "Employees" shall have the meaning set forth in Section 4.16(a).

      "Encumbrances" shall mean any mortgages, Liens, pledges, security interests, leases, options or rights in third Persons to acquire or lease, charges, adverse interests, judgments, claims, encumbrances, restrictions or defects of any nature whatsoever.

      "Environmental Laws" shall mean the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, the Toxic Substances Control Act, the Hazardous Material Transportation Act, the Clean Air Act, the Clean Water Act, and any other similar federal, state

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and local laws, as amended and currently in effect, together with all regulations issued or promulgated thereunder, and all other Laws relating to pollution, Hazardous Substances, the protection of the environment or the health and safety of workers or the general public.

      "Environmental Permits" shall have the meaning set forth in Section 4.19.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with all regulations issued or promulgated thereunder.

      "ERISA Affiliate" shall have the meaning set forth in Section 4.17.

      "Escrow Account" shall mean the escrow account maintained by the Escrow Agent pursuant to the Escrow Agreement.

      "Escrow Agent" shall mean the Person named as escrow agent pursuant to the Escrow Agreement.

      "Escrow Agreement" shall mean that certain Escrow Agreement dated as of the date hereof by and among the parties named therein, substantially in the form attached hereto as Exhibit G.

      "Excluded Liabilities" shall have the meaning set forth in Section 2.2.

      "Financial Records" shall have the meaning set forth in Section 7.4.

      "Financial Statements" shall have the meaning set forth in Section 4.12.

      "First Additional Payment" shall have the meaning set forth in Section 3.1(a)(iii).

      "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

      "Gaedeke" shall have the meaning set forth in Section 6.2(a)(vii).

      "Governmental Authority" shall mean any public body, governmental, administrative or regulatory authority, agency, instrumentality or commission, including courts of competent jurisdiction and arbitral tribunals, whether Federal, state, local or foreign.

      "Hazardous Substance" shall mean any hazardous substance, hazardous or toxic waste, hazardous material, pollutant or contaminant, as those or similar terms are used in the Environmental Laws, and includes friable asbestos, asbestos-related products, chlorofluorocarbons, oils, petroleum-derived compounds, polychlorinated biphenyls, pesticides, and radon.

      "HealthVision" shall have the meaning set forth in Section 6.2(b)(II).

      "Hired Employee(s)" shall have the meaning set forth in Section 6.2(c)(i).

      "Holdback Amount" shall have the meaning set forth in Section 3.1(a)(ii).

      "Indemnified Party" shall have the meaning set forth in Section 8.3.

      "Indemnifying Party" shall have the meaning set forth in Section 8.3.

      "Insurance Policies" shall have the meaning set forth in Section 4.22.

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      "Intellectual Property" shall have the meaning set forth in Section
2.1(a).

      "Interim Balance Sheet" shall mean the balance sheet contained in the Interim Financial Statements.

      "Interim Balance Sheet Date" shall mean August 31, 2002.

      "Interim Financial Statements" shall have the meaning set forth in Section 4.12.

      "Knowledge" shall mean, when used in any representation, warranty or covenant of Seller or the Shareholders contained herein, the actual or deemed knowledge (as defined below) of the officers of Seller or the Shareholders, as the case may be, in each case, after reasonable inquiry. For purposes hereof, an individual shall be deemed to have knowledge of any item, matter, fact, occurrence, circumstance or condition that such individual should have known, taking into account the scope of the individual's duties, after reasonable inquiry.

      "Laws" shall mean any statutes, ordinances, rules, regulations, orders or other laws of any Governmental Authority.

      "Lien" means, with respect to any property or asset of any Person, any mortgage, lien, encumbrance, pledge, charge, claim, interest (other than licenses previously granted to third parties as identified on Schedule 4.26(a) hereto), security interest, condition, restriction, obligation, liability, debt, Tax, option, right of first refusal, or restriction of any kind (whether matured or unmatured) in respect of such property or asset, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

      "Material Contracts" shall have the meaning set forth in Section 4.6.

      "Mobius" shall have the meaning set forth on the first page hereof.

      "NASDAQ" shall have the meaning set forth in Section 3.1(a)(iii).

      "Net-linx Claim" shall have the meaning set forth in Section 8.4(c).

      "Orders" shall mean any orders, writs, injunctions, judgments, decrees or awards of any Governmental Authority.

      "Permits" shall have the meaning set forth in Section 4.20.

      "Person" shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

      "Purchase Price" shall have the meaning set forth in Section 3.1(a).

      "Purchased Assets" shall have the meaning set forth in Section 2.1.

      "Purchased Equipment" shall have the meaning set forth in Section 2.1(c).

      "Purchaser" shall have the meaning set forth on the first page hereof.

      "Purchaser Ancillary Agreements" shall have the meaning set forth in
Section 5.2.

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      "Purchaser Indemnifiable Claims" shall have the meaning set forth in
Section 8.2(a).

      "Purchaser Indemnified Parties" shall have the meaning set forth in
Section 8.2(a).

      "Purchaser's Base Indemnification Amount" shall have the meaning set forth in Section 8.4(b).

      "Second Additional Payment" shall have the meaning set forth in Section 3.1(a)(iv).

      "Seller" shall have the meaning set forth on the first page hereof.

      "Seller Ancillary Agreements" shall have the meaning set forth in Section 4.2(a).

      "Seller Indemnifiable Claims" shall have the meaning set forth in Section 8.2(b).

      "Seller Indemnified Parties" shall have the meaning set forth in Section 8.2(b).

      "Shareholders" shall have the meaning set forth on the first page hereof.

      "Subsidiary" shall mean any corporation, joint venture, limited liability company, partnership, association or other business entity of which more than 50% of the total voting power of stock or other equity entitled to vote generally in the election of directors or managers thereof is owned or controlled, directly or indirectly, by Seller.

      "Survival Period" shall mean the twenty-four month period beginning on the Closing Date.

      "Taxes" shall have the meaning set forth in Section 4.15.

      "Threshold" shall have the meaning set forth in Section 8.4(a).

      "2002 Audit" shall have the meaning set forth in Section 7.4.

      "Unaudited Financial Statements" shall have the meaning set forth in
Section 4.12.

      "WARN Act" shall have the meaning set forth in Section 4.16(c).

                                   ARTICLE II
                 PURCHASE AND SALE OF CERTAIN OF SELLER'S ASSETS

      2.1 Purchase and Sale of the Assets. Subject to the terms and conditions set forth herein, on the Closing Date, Seller shall, and the Shareholders shall take all such action necessary to cause Seller to, sell, assign, transfer, convey and deliver to Purchaser and Purchaser shall purchase, receive and accept from Seller all of Seller's right, title and interest in and to all Intellectual Property (subject to those previous licenses granted by Seller pursuant to the Contracts and to the third parties listed on Schedule 4.26(a) hereto), all intangible assets, the Assumed Contracts (as defined below) and the Purchased Equipment (as defined below) (collectively, the "Purchased Assets") free and clear of all Liens (other than the Assumed Liabilities or existing Liens on the personal property identified on Schedule 2.1(c) hereto which Liens shall be released or terminated pursuant to UCC-3 termination statements following the Closing). At Closing, Seller shall execute and deliver to Purchaser such bills of sale and other instruments as are necessary to sell, assign, transfer, convey and deliver the Purchased Assets to Purchaser. Without limiting the generality of the foregoing, the Purchased Assets shall include:

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          (a) Intellectual Property. All of Seller's right, title and interest in and to all worldwide industrial and intellectual property, including, patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, trade names, business names, service marks, service mark applications, registered and unregistered copyrights, copyright applications, franchises, licenses, know-how, trade secrets, proprietary processes and formulae, software programs, (including all documentation and source and object code), algorithm, architecture, structure, display screens, layouts, inventions, development tools, designs, logos, package designs and all documentation and media constituting, describing or relating to the above, including, manuals, memoranda and records, including those listed on Schedule 2.1(a) hereto (the "Intellectual Property");

          (b) Contracts. All of Seller's right, title and interest in and to the Contracts listed on Schedule 2.1(b) hereto (the "Assumed Contracts");

          (c) Equipment. The office equipment, computers and other computer related hardware and equipment, tools, maintenance and repair equipment, parts, accessories, miscellaneous inventories and other items of tangible personal property listed on Schedule 2.1(c) hereto (the "Purchased Equipment");

          (d) Warranties, Etc. All of Seller's rights under manufacturers' and vendors' warranties, and all similar rights against third parties, relating to items included in the Purchased Assets, to the full extent such rights are transferable; and

          (e) Books and Records. Originals or, where not available, copies, of all Contracts which relate to or are a part of the Purchased Assets.

      2.2 Assumption of Certain Liabilities. Purchaser shall not be the successor to Seller and Purchaser does not assume and shall not be liable to pay, perform or discharge any obligation or liability whatsoever of any debts, liabilities or obligations of Seller or the Shareholders, known or unknown, contingent or liquidated or otherwise (the "Excluded Liabilities"), except for such obligations or liabilities of Seller that arise after the Closing Date under the Assumed Contracts (the "Assumed Liabilities").

                                  ARTICLE III
                                 PURCHASE PRICE

      3.1 Purchase Price.

          (a) Components of Purchase Price. The purchase price for the Purchased Assets (the "Purchase Price") shall equal:

                (i) One Million Nine Hundred Fifty One Thousand Five Hundred
            Ninety Three dollars and forty six cents ($1,951,593.46) payable at the Closing (the "Cash Purchase Price"); plus

                (ii) Thirty Seven Thousand One Hundred Twenty One dollars and sixty nine cents ($37,121.69) payable upon satisfaction of the conditions set forth in Section 7.5 (the "Holdback Amount"); plus

                (iii) if during any thirty (30) day period during the thirteen
            (13) months following the Closing Date the average closing price of the Common Stock as quoted on the Nasdaq National Market ("NASDAQ") or any other national exchange, as reported

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            by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), equals or exceeds $3.00 (the "Additional Payment Condition"), four hundred thousand dollars ($400,000) (the "First Additional Payment"); plus

                (iv) if the Additional Payment Condition is satisfied, the lesser of (x) four hundred thousand dollars ($400,000) and (y) an amount equal to the product of (A)(I) the highest average closing price, as quoted on NASDAQ or any other national exchange, as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), of the Common Stock during any thirty (30) day period during the thirteen (13) months following the Closing Date divided by (II) $4.40 and (B) four hundred thousand dollars ($400,000) (the "Second Additional Payment"); plus

                (v) the assumption of the Assumed Liabilities.

      In no event shall the cash portion of the Purchase Price exceed an aggregate of three million dollars ($3,000,000).

          (b) Allocation of Purchase Price. Seller and Purchaser agree that the allocation among the Purchased Assets of the Purchase Price shall be as mutually agreed between the parties prior to the Closing. The parties agree to be bound by such allocation for all purposes including for purposes of federal, state, local and foreign Tax returns filed by them subsequent to the Closing Date, the determination by Seller of taxable gain or loss on the sale of the Purchased Assets and the determination by Purchaser of its Tax basis in the Purchased Assets.

                                   ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

      Seller and each of the Shareholders hereby jointly and severally (except with respect to the representations and warranties made pursuant to Section 4.2(b), which are several but not joint), represent and warrant to Purchaser as of the date hereof as follows:

      4.1 Organization; Standing; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own its properties and assets and to carry on its business in the manner now conducted and as proposed to be conducted. Seller is duly qualified to transact business and is in good standing as a foreign corporation in the jurisdictions listed on
Schedule 4.1 hereto, which are the only jurisdictions in which the character of the property owned or the nature of the business transacted by it makes such qualification necessary. Seller has delivered to Purchaser true, complete and accurate copies of its corporate charter documents and its by-laws, each as amended to, and as in effect on, the date hereof, has delivered to Purchaser true, complete and accurate copies in all material respects of its corporate minutes and has delivered or made available to Purchaser true, complete and accurate copies in all material respects of its stock register, transfer records and corporate records.

      4.2 Authority Relative to this Agreement.

          (a) Seller has full corporate power and authority to execute and deliver this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto (the "Seller Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and the shareholders of Seller, do not require any further corporate proceedings on the part of

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Seller, and do not and will not violate or conflict with the certificate of incorporation, by-laws or other charter documents applicable to Seller. This Agreement and the Seller Ancillary Agreements have been and will be duly and validly executed and delivered by Seller and this Agreement and the Seller Ancillary Agreements constitute valid and binding agreements of Seller, enforceable against Seller in accordance with their terms, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and by general principles of equity. Seller has provided to Purchaser prior to the Closing Date accurate and complete copies of all of its books and records, minutes of meetings, consents, resolutions and other documentation related to corporate governance. There are no material corporate actions that have been taken by Seller that are not reflected in such documentation.

          (b) Each Shareholder represents as to itself that (i) it has full legal capacity to enter into and carry out its obligations under this Agreement and the documents and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby and is not under any prohibition or restriction, contractual, statutory or otherwise, against doing so and (ii) this Agreement and each of the other transaction documents to which such Shareholder is a party (A) have been duly executed and delivered by such Shareholder and (B) constitute a legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with their terms, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and by general principles of equity.

      4.3 Consents and Approvals; No Violations.

          (a) Except as set forth on Schedule 4.3 hereto, the execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, either individually or in the aggregate, do not and will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any third party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or nonrenewal under, any of the terms, conditions or provisions of any of the Assumed Contracts or any other agreement, instrument or obligation by which Seller or any of the Purchased Assets may be bound or affected or result in the imposition of any Encumbrance on the Purchased Assets, (iii) result in a violation of any Law or any Order of any Governmental Authority by which Seller or any of the Purchased Assets is bound, or (iv) contravene, conflict with, or result in a violation of any provision of Seller's organizational documents or any resolution adopted by the board of directors or the shareholders of Seller.

          (b) The execution and delivery by each of the Shareholders of this Agreement and the consummation of the transactions contemplated hereby, either individually or in the aggregate, do not and will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any third party, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or nonrenewal under, any of the terms, conditions or provisions of any other agreement, instrument or obligation by which such Shareholder may be bound or affected or (iii) result in a violation of any Law or any Order of any Governmental Authority by which such Shareholder is bound.

      4.4 Ownership and Use of Purchased Assets. Seller has, and at the Closing shall transfer to Purchaser, good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances

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(other than the Assumed Liabilities or existing Liens on the personal property identified on Schedule 2.1 (c) hereto).

      4.5 Intellectual Property.

          (a) Seller owns, or, in the case of the third party software license agreements listed on Schedule 4.5(g) hereto, has the right to use, sell or license, all of the Intellectual Property constituting part of or relating to the Purchased Assets.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any right with respect to the Intellectual Property or impair the right of Seller or, after the Closing, Purchaser to use, sell or license any of the Intellectual Property or portion thereof.

          (c) There are no royalties, fees or other payments payable by Seller to any Person with respect to the Intellectual Property.

          (d) Neither the conduct of Seller's business, as presently conducted, nor the Intellectual Property violates any license or agreement between Seller and any third party or infringe any intellectual property rights of any other party, and there is no pending or, to the best Knowledge of Seller and each of the Shareholders, threatened claim or litigation contesting the validity, ownership or rights of Seller to use, sell, license or dispose of the Intellectual Property nor, to the best Knowledge of Seller and each of the Shareholders, is there any basis for any such claim, nor has Seller or any Shareholder received any notice asserting that any of the Intellectual Property or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best Knowledge of Seller and each of the Shareholders, is there any basis for any such assertion; provided, however, that while to the best Knowledge of Seller and each of the Shareholders there are no valid grounds on which the U.S. Patent and Trademark Office could refuse to allow the trademark applications listed on Schedule 2.1(a) to become registered trademarks pursuant to the rules and regulations of the U.S. Patent and Trademark office, Seller does not warrant that the trademark applications listed on Schedule 2.1(a) will become registered trademarks pursuant to the rules and regulations of the U.S. Patent and Trademark Office.

          (e) Seller has taken reasonable and practical steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all intellectual property rights which are part of or related to the Purchased Assets. All consultants of Seller who have created intellectual property rights which are part of or related to the Purchased Assets have executed and delivered to Seller agreements assigning to Seller all intellectual property rights arising from their services and Seller is the owner of all such rights. No current or prior officers, employees or consultants of Seller claim or have a valid right to claim an ownership interest in any intellectual property rights which are included in the Purchased Assets as a result of having been involved in the development or licensing of such property while employed by or consulting to Seller, or otherwise.

          (f) Schedule 4.5(f) hereto sets forth a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Seller to perfect or protect its interest in intellectual property rights which are part of or related to the Purchased Assets, including, all patents, patent applications, trademarks and service marks, trademark and service mark applications, copyrights and copyright applications.

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          (g) Schedule 4.5(g) hereto lists all of the intellectual property licenses held by Seller which are part of or related to the Intellectual Property; all such licenses are valid, enforceable and in full force and effect, and will continue to be so in all material respects on identical terms immediately following the Closing Date, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and by general principles of equity.

      4.6 Contracts. Schedule 4.6 lists each of the following Contracts to which Seller is a party or by which Seller is bound (such Contracts, together with any and all real property leases listed on Schedule 4.10, being hereinafter referred to as "Material Contracts"), true and complete copies of which Seller has made available to Purchaser:

          (a) all existing Contracts for the sale, resale, licensing of software, hardware or other merchandise or products, or for the furnishing of services, including maintenance and support services relating to computer hardware and software and any other Contract relating to any of the Intellectual Property which involve an aggregate payment or commitment per Contract on the part of the counterparty or counterparties thereto of more than $5,000 per year;

          (b) all existing Contracts for the purchase of raw materials, merchandise, supplies, other materials or personal property with any supplier or manufacturer or for the furnishing of services to Seller which involve an aggregate payment or commitment per Contract on the part of Seller of more than $5,000 per year, exclusive of purchase orders made in the ordinary course of business;

          (c) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting or advertising contracts involving an aggregate payment or commitment per Contract on the part of Seller of more than $5,000 per year;

          (d) all indentures, mortgages, notes, loan or credit agreements, assignments or rents and leases or other Contracts or obligations relating to the borrowing of money or to the direct or indirect guaranty or assumption of obligations of others;

          (e) all Contracts that limit the ability of Seller to compete in any line of business or with any Person in any geographic area or during any period of time;

          (f) all Contracts with any supplier or vendor that provide for favorable pricing, discounts, rebates or other terms of sale; and

          (g) all other Contracts (excluding any real property leases listed in Schedule 4.10) to which Seller is a party made other than in the ordinary course of business involving an aggregate payment or commitment per Contract on the part of Seller of more than $5,000 per year.

      Except as disclosed on Schedule 4.6, each of the Material Contracts (i) is in full force and effect, has not been assigned, modified, supplemented or amended, and constitutes the entire agreement between the parties thereto with respect to the subject matter thereof and (ii) neither Seller nor, to the best Knowledge of Seller, the counterparty to any Material Contract is in default thereunder, nor to the best Knowledge of Seller and each of the Shareholders, is there any fact or state of facts with respect to any Material Contract which upon notice, passage of time, or both, would give rise to a default thereunder.

      4.7 Assumed Contracts. True, correct and complete copies of the Assumed Contracts have been provided to Purchaser prior to the date hereof. Each of the Assumed Contracts is legal, valid and in full force and effect and is valid, binding and enforceable by Seller in accordance with its terms, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and by general principles of equity. Seller is not in default under nor has it breached any of the Assumed Contracts, and no act or omission by Seller has occurred which, with notice or lapse of time or both, would constitute a default or material breach by it under any term or provision of any of the Assumed Contracts. To the best Knowledge of Seller and each of the Shareholders, no other party is in default or material breach under any of the Assumed Contracts, and to the best Knowledge of Seller and each of the Shareholders, no act or omission has occurred by any other party thereto which, with notice or lapse of time or both, would constitute such a default or material breach under any term or provision thereof. Except as set forth on
Schedule 4.7 hereto, there are no disputes or forbearance programs in effect as to any Assumed Contract. Seller has not received any notice that, nor to the best Knowledge of Seller and each of the Shareholders, any party to any Assumed Contract intends to cancel, terminate or refuse to renew any Assumed Contract. The continuation and validity of the Assumed Contracts will in no way be affected by the transfer of the Assumed Contracts under this Agreement or the transactions contemplated by this Agreement and other than as set forth on
Schedule 4.3 hereto, no consent from any third party is required for the transfer and assignment of the Assumed Contracts to Purchaser pursuant to this Agreement.

      4.8 Equipment. Schedule 4.8 hereto contains a true and complete list of the Purchased Equipment. For each such item listed on Schedule 4.8, Schedule 4.8 also sets forth the date of acquisition and the depreciated value as of the Interim Balance Sheet Date. Each item listed on Schedule 4.8 is in a state of good working order and repair sufficient for the conduct of the normal operation of Seller's business without the necessity of any known capital expenditure.

      4.9 Accounts Receivable and Payable. Schedule 4.9 hereto contains a true and complete list of all of the accounts receivable of Seller. All accounts receivable of Seller that are reflected on the Interim Balance Sheet or the Interim Financial Statements have arisen in the ordinary course of business consistent with past practice, arising from bona fide transactions in the ordinary course of business consistent with past practice and are not subject to claims or set-off or other defenses or counterclaims. Seller has not factored or discounted or agreed to factor or discount any accounts receivable. All accounts and notes payable by Seller that are reflected on the Interim Balance Sheet or the Interim Financial Statements represent valid obligations of Seller arising from bona fide transactions in the ordinary course. All items which are required by GAAP to be reflected as receivables and payables on the Financial Statements and on the books and records of Seller are so reflected and have been recorded in accordance with GAAP in a manner consistent with past practice.

      4.10 Real Property. Schedule 4.10 hereto contains a true and complete list of all of the real property of Seller that is either leased or owned.

      4.11 Subsidiaries. Seller does not have any Subsidiaries and does not own or control, directly or indirectly, any capital stock or other proprietary interest or investment in any corporation, association, partnership, joint venture, limited liability company or other form of business or similar entity.

      4.12 Financial Statements. Schedule 4.12 hereto contains true and complete copies of (a) audited balance sheets and statements of income, retained earnings and cash flow of Seller as of and for the fiscal years ended June 30, 2000 and 2001 (the "Audited Financial Statements"), (b) the unaudited balance sheets and statements of income, retained earnings and cash flow of Seller as of and for the fiscal year ended June 30, 2002 (the "Unaudited Financial Statements"), and
(c) the unaudited balance sheet and statements of income, retained earnings and cash flow of Seller as of and for the two-month period ended on the Interim Balance Sheet Date (the "Interim Financial Statements") (the Audited Financial Statements, the Unaudited Financial Statements and the Interim Financial Statements are collectively referred to as the "Financial Statements"). Seller has provided Purchaser with the monthly unaudited balance sheets and income statements for each full calendar month since the Interim Balance Sheet Date.

The Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered therein (except as noted therein), are true and accurate in all material respects and fairly present the financial condition, results of operation, assets, liabilities, income and expenses of Seller as of the dates and for the periods indicated therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments.

      4.13 Absence of Undisclosed Liabilities. Except as and to the extent reflected on or reserved for in the Interim Balance Sheet or in Schedule 4.13 hereto and except for current liabilities incurred by Seller in the ordinary course of business since the Interim Balance Sheet Date, Seller has no debts, liabilities or obligations of any nature or kind, known or unknown, secured or unsecured (whether absolute, accrued, contingent or otherwise), and whether due or to become due, of a nature required to be set forth on, or disclosed in the footnotes to, a balance sheet prepared in accordance with GAAP.

      4.14 Absence of Changes or Events. Except as described in Schedule 4.14 hereto, since the Interim Balance Sheet Date, there has not occurred any event or condition which has or may be expected to have a material adverse effect on the properties, assets, liabilities (whether absolute, contingent, accrued or otherwise), condition (financial or otherwise), results of operations, business or prospects of Seller, and, without limiting the generality of the foregoing, Seller has not: (a) incurred any obligation or liability, secured or unsecured (whether absolute, accrued, contingent, or otherwise), and whether due or to become due, except current liabilities on open account incurred in the ordinary course of business; (b) discharged or satisfied any Lien or Encumbrance, or paid any material obligation or liability, except current liabilities becoming due in the ordinary course of business; (c) declared or made any payment or other distribution to shareholders with respect to shares of capital stock of Seller, purchased or redeemed any of its securities or agreed to do so or entered into any Contract or understanding with any officers or directors; (d) mortgaged, pledged, or subjected to Lien or other Encumbrance any of the Purchased Assets;
(e) terminated or discontinued any business operation of Seller, or sold, transferred, licensed or otherwise disposed of any of the Purchased Assets; (f) cancelled or compromised any debt or claim, or waived or released any right of value; (g) increased the compensation of, entered into any employment arrangement or agreement (including any equity incentive arrangement) with, hired, or awarded or paid any bonus to, any director, officer, employee, agent or other individual; (h) terminated or failed to renew or received any notice of termination, suspension, limitation, revocation, impairment, forfeiture or nonrenewal of any Material Contract; (i) suffered any material damage, destruction or loss (whether or not covered by insurance) adversely affecting any of the Purchased Assets, or suffered any taking or seizure of any of the Purchased Assets by condemnation or eminent domain; (j) acquired any capital stock or other securities of any corporation or any interest in any business enterprise, or otherwise made any loan or advance to or investment in any Person, firm or corporation; (k) made any capital expenditures exceeding $10,000; (l) instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Authority affecting its financial condition, its property or its business operations; (m) made any change in accounting principles or methods, or in the manner of keeping books, accounts and records of Seller; (n) except for inventory acquired or to be acquired in the ordinary course of business, acquired or made any agreement or commitment to acquire new or additional assets; (o) entered into any transaction other than in the ordinary course of business; or (p) entered into any agreement or made any commitment to do any of the things described in the preceding subsections (a) through (o) of this Section 4.14. For purposes of this Section 4.14, whenever there are references to "material" or "materially," such terms shall be deemed to mean an economic impact exceeding $25,000 with respect to the fact or matter being referred to or described.

      4.15 Taxes. Seller has timely completed and filed all returns of taxes including, but not limited to, all returns of all foreign, federal and state income, payroll, withholding, excise, sales, value added, import duties, use and real and personal property taxes (collectively, together with all additions to tax, penalties and interest related thereto, "Taxes"), which are required to be filed by it, taking into account extensions of time to file any such returns. Seller has paid all Taxes whether or not shown due on such Tax returns, to the extent such amounts have become due and payable. To the extent any Taxes and any subsequent Tax liabilities have been accrued but have not been paid, they have been adequately reflected as liabilities on Seller's books and, where appropriate, in the Financial Statements. Except as so reflected and provided for, no Tax liabilities, disallowances, or assessments have been assessed or proposed which remain unpaid. No examinations, audits or investigations of the Federal, state or other Tax returns, forms or information of Seller are currently in progress or, to the best Knowledge of Seller and each of the Shareholders, are threatened. Seller has not given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax for any year which is still open for assessment or remains in effect. There are no Liens for Taxes on the assets of Seller, except for statutory Liens for current Taxes not yet due and payable.

      4.16 Employees.

          (a) Attached hereto as Schedule 4.16(a) is a true and complete list of the names and current salary rates of all present officers and employees of Seller (the "Employees"), together with a summary showing (i) the salaries, bonuses, additional compensation or other like benefits, if any, paid or payable to the Employees for the fiscal year ended June 30, 2002 and for the two-month period ended on the Interim Balance Sheet Date, and (ii) the amount of such benefits being accrued for the Employees for the current fiscal year. Except as set forth on Schedule 4.16(a) hereto, no Employee is entitled to acquire any ownership interests in Seller pursuant to any option agreement, warrant agreement or other stock right.

          (b) Except as set forth on Schedule 4.16(b) hereto, Seller is not a party to or bound by (i) any collective bargaining agreement or contract with any labor union relating to any Employee or former Employee, (ii) any employment, termination or severance agreement, (iii) any agreement with any officer or other Employee (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement,
(B) providing any term of employment or compensation guarantee extending for a period of one year or longer or (C) providing severance benefits or other benefits after the termination of employment of such officer or employee not comparable to benefits available to employees generally, (iv) any agreement, plan or arrangement under which any Person may receive payments that are likely to be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person's "parachute payment" under Section 280G of the Code or (v) any agreement, plan or arrangement, including any stock option plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or other realization of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

          (c) Since the enactment of the Worker Adjustment Retraining Act of 1988 (the "WARN Act"), Seller has not effectuated (i) a "plant closing" (as defined in the WARN Act or any equivalent state or local statute) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller; (ii) a "mass layoff" (as defined in the WARN Act or any equivalent state or local statute) affecting any site of employment or facility of Seller except after having complied fully with the notice and other requirements of the WARN Act; or (iii) an "employment loss" (as defined in the WARN Act or any equivalent state or local statute).

      4.17 Employee Benefit Plans. Schedule 4.17 hereto sets forth a true and complete list of each compensation, benefit, bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, consulting, severance or termination pay, group insurance, death benefit, cafeteria, dependent care, hospitalization or other medical, life, supplemental unemployment benefits, vacation pay, welfare, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other "employee benefit plan" (within the meaning of Section 3(2) of ERISA, and the rules and regulations promulgated thereunder), that is maintained or contributed to or was maintained or contributed to at any time by Seller, any trade or business, whether or not incorporated which together with Seller would be deemed a "single employer" within the meaning of
Section 4001 of ERISA (an "ERISA Affiliate") within the last twelve (12) months, for the benefit of any employee, former employee, consultant, officer, or director of Seller or any ERISA Affiliate or under which Seller or any ERISA Affiliate has or could have any liability (an "Employee Benefit Plan").

          (a) With respect to each Employee Benefit Plan, Seller has heretofore made available to Purchaser true and complete copies of each of the following documents: (i) a copy of the Employee Benefit Plan (including all amendments thereto); (ii) a copy of the most recent annual report, if required under ERISA or other applicable Law, with respect to each such Employee Benefit Plan; (iii) a copy of the most recent actuarial report, if required under ERISA or other applicable Law, with respect to each such Employee Benefit Plan; (iv) a copy of the most recent Summary Plan Description, if required under ERISA with respect to each such Employee Benefit Plan; (v) if the Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; (vi) all contracts relating to any Employee Benefit Plan with respect to which Seller or any ERISA Affiliate may have any liability, including, insurance contracts, investment management agreements, subscription and participation agreements and record keeping or other servicing or administration agreements; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401 of the Code.

          (b) No Employee Benefit Plan is a defined benefit pension plan or a multiemployer plan (as defined in Section 3(37) of ERISA), and Seller has no current liability and no fact or event exists which would give rise to liability with respect to any multiemployer plan or defined benefit plan; each of the Employee Benefit Plans is, and has always been operated in accordance with its terms and the requirements of all applicable Law, except where any such failure could not result in a material liability to Seller.

          (c) No Employee Benefit Plan provides employee welfare benefits, including, death or medical benefits (whether or not insured), with respect to current or former employees of Seller or any ERISA Affiliates for periods extending beyond their retirement or other termination of service (other than (i) continuation coverage mandated by applicable Law or (ii) deferred compensation benefits accrued as liabilities on the books of Seller or an ERISA Affiliate).

          (d) Schedule 4.17 hereto sets forth a true and complete list of all individuals who are receiving "continuation coverage" under any Employee Benefit Plan pursuant to section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and the date on which such coverage commenced.

          (e) There are no complaints, charges or claims against Seller or any Employee Benefit Plan pending or, to the best Knowledge of Seller, threatened to be brought or filed with any Governmental Authority or any such plan based on, arising out of or in connection with or otherwise relating to the classification of any individual as an independent contractor or "leased employee" (within the meaning of Section 414(n) of the Code) rather than as an employee and, to the best Knowledge of Seller, no facts exist under which Seller or any Employee Benefit Plan could incur liability as a result of such misclassification.

          (f) Other than workers' compensation insurance, with respect to each Employee Benefit Plan that is funded wholly or partially through an insurance policy, each such policy is in full force and effect and all premiums with respect thereto have been paid when due and there will be no material liability of Seller or an ERISA Affiliate under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the date hereof.

      4.18 Compliance with Laws. Seller has in all material respects complied with and is in compliance with, Seller has not received notice of any violation or alleged violation of, and Seller is not aware of any investigation related to, any and all Laws regulating or relating to its business or the Purchased Assets, including, those relating to employment discrimination, occupational safety, conservation and corrupt practices, Environmental Laws, and any and all Orders of any Governmental Authority or securities exchange applicable to Seller, its business or the Purchased Assets.

      4.19 Environmental Protection. Seller has obtained all licenses, certificates, permits, franchises, registrations and authorizations of any Governmental Authority (collectively "Environmental Permits") which are required under Environmental Laws. Seller is in material compliance with all terms and conditions of the required Environmental Permits, and is also in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Seller is not aware of, nor has received written notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may materially interfere with or prevent continued compliance, or which may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance. Without limiting the generality of the foregoing, with respect to any real property owned, leased or otherwise used by Seller in connection with its business: (i) Seller has not nor, to the best Knowledge of Seller and each of the Shareholders, have any owners or prior operators of such premises, at any time used such premises for the generation, storage, transportation, treatment, disposal or handling of hazardous materials or substances, nor caused or suffered any spill, discharge, release or contamination of or by Hazardous Substances at, on or under such premises or any adjacent premises; (ii) there are not now any underground storage tanks located at, on or under such premises, nor has Seller removed any such tanks at, on or under such premises, nor, to the best Knowledge of Seller and each of the Shareholders, have there ever been such tanks at, on or under such premises; and (iii) to the best Knowledge of Seller and each of the Shareholders, such real property does not contain any asbestos-containing materials.

      4.20 Permits. Attached hereto as Schedule 4.20 is a true and complete list of all Permits held by Seller which are related to the operation or ownership of its business or the Purchased Assets (the "Permits"), and all applications for any Permits which are pending. Except as disclosed on Schedule 4.20, (i) Seller has obtained and maintains all Permits and all Permits are in full force and effect and (ii) there is no action or proceeding which might result in a termination, suspension, limitation, revocation, impairment, forfeiture or nonrenewal of any Permit nor, to the best Knowledge of Seller and each of the Shareholders, is there any fact or state of facts existing which might result in, nor is there any basis for, any such termination, suspension, limitation, revocation, impairment, forfeiture or nonrenewal.

      4.21 Compliance with Other Instruments. Seller is not in violation or default in any respect of any provision of its certificate of incorporation or by-laws or, any mortgage or indenture to which it is a party or by which it or any of the Purchased Assets is bound or any Order applicable to Seller or any of the Purchased Assets. Seller is not in violation or default in any material respect of any provision of any

Contract to which it is a party or by which it or any of the Purchased Assets is bound. For purposes of this Section 4.21 only, the term "Contract" shall not include any of the Assumed Contracts.

      4.22 Insurance. All property and liability insurance coverage presently in effect and relating to Seller's business and the Purchased Assets is listed on
Schedule 4.22 ("Insurance Policies"). There are no pending or to the best Knowledge of Seller, threatened disputes with underwriters under any such Insurance Policies, and all premiums due and payable thereunder have been paid. Each Insurance Policy is valid and enforceable in accordance with its terms and in full force and effect. Seller has not received notice of any default, cancellation or nonrenewal under any such Insurance Policy, nor of any misrepresentation or inaccuracy in any application therefor, which default, misrepresentation or inaccuracy would give the insurer the right to terminate such Insurance Policy or to refuse to pay a claim thereunder. As of the date hereof, there is no outstanding unpaid claim or claims against Seller under the Insurance Policies relating to Seller's business or the Purchased Assets.

      4.23 Litigation. Except as described on Schedule 4.23 hereto, no action, suit, claim, inquiry, arbitration, or other legal or administrative proceeding or investigation is pending or to the best Knowledge of Seller, threatened against or otherwise affecting Seller, its business or the Purchased Assets. To the best Knowledge of Seller and each of the Shareholders, there is no fact or state of facts which might result in, nor is there any basis for, any such action, suit, claim, inquiry, arbitration, or other proceeding or investigation. Seller is not a party to, nor is its business or the Purchased Assets subject to, any Order of any Governmental Authority. There is no action, suit, arbitration, or other proceeding initiated by Seller currently pending or that Seller currently intends to initiate.

      4.24 Solvency. As of the date hereof (a) the fair value of the assets of Seller, at a fair valuation, exceeds its debts and liabilities, subordinated or contingent; (b) the present fair saleable value of Seller's property is greater than the amount required to pay the liability of its debts and other liabilities, subordinated or contingent, as such debts and other liabilities become absolute and matured and (c) Seller is able to pay its debts and liabilities, subordinated or contingent, as such debts and liabilities become absolute and matured. For purposes of this Section 4.24 and Section 7.1, the term "contingent" shall mean liabilities that are known or knowable to Seller or any of the Shareholders which are reasonably probable and estimatable.

      4.25 Capitalization. The Shareholders own a majority of all classes of Seller's capital stock which are issued and outstanding.

      4.26 Other Matters. Except for any obligations which Seller may have pursuant to the terms of the Assumed Contracts and Seller's obligations pursuant to the terms of this Agreement, Seller has no obligations relating to or involving the Purchased Assets or the Contracts listed on Schedule 4.26(a) hereto. There are no fees or amounts due and owing or otherwise payable or which may become payable to Houston Winn or Bone Fish Films. Except for Seller and DSI Technology Escrow Services f/k/a Fort Knox Escrow Services, Inc., no Person has any source code of Seller, and except for the Persons listed on Schedule 4.26(b) hereto, no Person is entitled to obtain or has a right of claim with respect to such source code.

      4.27 Full Disclosure. All documents and other papers delivered by or on behalf of Seller and the Shareholders in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of Seller or the Shareholders made in this Agreement or the Schedules or Exhibits hereto or in any document, statement or certificate furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not false or misleading.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MOBIUS

     Purchaser and Mobius hereby represent and warrant to Seller as follows:

      5.1 Organization; Standing; Qualification. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Mobius is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Purchaser and Mobius has all requisite power and authority to purchase, own and operate its business in the manner now conducted and as proposed to be conducted. Each of Purchaser and Mobius is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction in which the character of the property owned or the nature of the business transacted by it makes such qualification necessary.

      5.2 Authority. Each of Purchaser and Mobius has full power and authority to execute and deliver this Agreement and ,in the case of Purchaser, the documents and instruments to be executed and delivered by it pursuant hereto (the "Purchaser Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and, in the case of Purchaser, the Purchaser Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each of Purchaser and Mobius, do not require any further action on the part of Purchaser or Mobius, and do not and will not violate or conflict with Purchaser's or Mobius' organizational documents. This Agreement and the Purchaser Ancillary Agreements have been and will be duly and validly executed and delivered by Purchaser and this Agreement and the Purchaser Ancillary Agreements constitute valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and by general principles of equity. This Agreement has been duly and validly executed and delivered by Mobius and constitutes a valid and binding agreement of Mobius, enforceable against Mobius in accordance with its terms, except to the extent to which such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and by general principles of equity.

      5.3 Consents and Approvals; No Violations. The execution and delivery by each of Purchaser and Mobius of this Agreement and, in the case of Purchaser, the other documents and instruments to be executed and delivered by it pursuant hereto, and the consummation of the transactions contemplated hereby and thereby will not (i) require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, amendment, acceleration, cancellation, suspension, impairment, forfeiture or nonrenewal under, any of the terms, conditions or provisions of any agreement, instrument or obligation by which Purchaser or Mobius or any of their assets or properties is bound or result in a violation of any Laws or any Order of any Governmental Authority by which Purchaser or Mobius is bound.

                                   ARTICLE VI
                  CLOSING; DELIVERABLES; CONDITIONS TO CLOSING

      6.1 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") to be held on the date hereof (the "Closing Date") at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022 or such other place as the parties shall mutually agree contemporaneously with the execution of this Agreement.

      6.2 Deliverables; Conditions to Closing.

          (a) Deliveries at Closing by Seller. At the Closing, Seller shall deliver to Purchaser:

              (i) an executed counterpart of this Agreement;

              (ii) an assignment agreement with respect to the Intellectual Property, substantially in the form attached hereto as Exhibit A, executed by Seller;

              (iii) an assignment and assumption agreement with respect to the Assumed Contracts, substantially in the form attached hereto as Exhibit B, executed by Seller;

              (iv) a bill of sale with respect to the Purchased Equipment, substantially in the form attached hereto as Exhibit C, executed by Seller;

              (v) subject to Section 7.5, UCC-3 termination statements with respect to the Purchased Equipment that is subject to Encumbrances or Liens;

              (vi) evidence reasonably satisfactory to Purchaser of the consent of all counterparties to the Assumed Contracts to the assignment of such Assumed Contracts to Purchaser;

              (vii) evidence reasonably satisfactory to Purchaser of the termination of Seller's lease with Gaedeke Holdings, Ltd. ("Gaedeke") consistent with the terms and conditions of the letter agreement between Seller and Gaedeke, attached hereto as Exhibit D;

              (viii) a certificate, executed on behalf of Seller by its Secretary or Assistant Secretary, dated the date hereof, certifying (A) approval by Seller's board of directors of this Agreement and the transactions contemplated hereby and (B) approval of the shareholders of Seller of this Agreement and the transactions contemplated hereby, substantially in the form attached hereto as Exhibit E;

              (ix) an officer's certificate, executed on behalf of Seller, dated the date hereof, certifying that (A) all of the representations and warranties of Seller set forth in this Agreement or in any Schedule or certificate delivered pursuant hereto are true and correct and (B) Seller has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, substantially in the form attached hereto as Exhibit F;

              (x) an executed counterpart of the Escrow Agreement, substantially in the form attached hereto as Exhibit G; and

              (xi) such further instruments and documents as Purchaser may reasonably request in advance of the Closing.

          (b) Deliveries at Closing by Purchaser. (I) At the Closing, Purchaser shall deliver to Seller:

              (i) an executed counterpart of this Agreement;

              (ii) an executed counterpart of the assignment and assumption agreement contemplated by Section 6.2(a)(iii);

              (iii) an officer's certificate, executed on behalf of Purchaser, dated the date hereof, certifying that all of the representations and warranties of Purchaser set forth in this Agreement are true and correct, substantially in the form attached hereto as Exhibit H;

              (iv) an executed counterpart of the Escrow Agreement contemplated by Section 6.2(a)(x);

              (v) the Cash Purchase Price less the Holdback Amount and Purchaser's Base Indemnification Amount; and

              (vi) such further instruments and documents as Seller may reasonably request in advance of the Closing.

            (II) At the Closing, Purchaser shall (i) make payment to HEALTHvision, Inc. ("HealthVision") of $100,000 in connection with the termination of that certain License, Support and Professional Services Agreement by and between Seller and HealthVision dated March 26, 2001 as contemplated by that certain letter agreement dated October 2, 2002 between Seller and HealthVision, (ii) make payment to Gaedeke of $185,000 in connection with the termination of Seller's lease with Gaedeke as contemplated by that certain letter agreement attached hereto as Exhibit D and (iii) deliver to the Escrow Agent an amount equal to Purchaser's Base Indemnification Amount.

          (c) Closing Conditions of Purchaser. At or prior to the Closing, Purchaser or any of its Affiliates shall have

              (i) entered into employment arrangements with each of the individuals listed on Exhibit I hereto (each individual, a "Hired Employee," and collectively, the "Hired Employees") reasonably satisfactory to Purchaser and the Hired Employees. Each such employment arrangement shall include the provision of benefits to such Hired Employee comparable to those provided by Purchaser to its United States employees. As a condition of employment, Purchaser will require that each of the Hired Employees have executed agreements substantially similar to those presently signed by all of Purchaser's current employees covering protection of Purchaser's intellectual property rights and assignment of inventions agreements in form and substance satisfactory to Purchaser (subject to variations in state and foreign law and other considerations); and

              (ii) entered into a new lease agreement with Gaedeke reasonably satisfactory to Purchaser.

                                   ARTICLE VII
                             POST-CLOSING COVENANTS

      7.1 Solvency of Seller. For the ninety day (90) period following the Closing (a) the fair value of the assets of Seller, at a fair valuation, will exceed its debts and liabilities, subordinated or contingent; (b) the present fair saleable value of Seller's property will be greater than the amount required to pay the liability of its debts and other liabilities, subordinated or contingent, as such debts and other liabilities become absolute and matured; and (c) Seller will be able to pay its debts and liabilities, subordinated or contingent, as such debts and liabilities become absolute and matured. For purposes of this Section 7.1, "fair valuation" shall include any amounts remaining in the Escrow Account at the time of such valuation after deducting a fair and reasonable amount for any Purchaser Indemnifiable Claims asserted in accordance with the provisions of Article VIII prior to or at the time of such valuation.

      7.2 Payment of First Additional Payment and Second Additional Payment by Purchaser. Provided that the Additional Payment Condition has been satisfied, then, subject to the limitations set forth in Section 8.4(c), Purchaser shall pay to Seller the First Additional Payment and the Second Additional Payment no later than sixty (60) days following the first anniversary of the Closing Date.

      7.3 Delivery of Funds and Other Assets Collected by Seller. Following the Closing to the extent Seller receives any funds or other assets in connection with any Purchased Assets sold, assigned or transferred to Purchaser pursuant hereto, Seller shall immediately deliver such funds and assets to Purchaser and take all steps necessary to vest title to such funds and/or assets in Purchaser. Seller hereby designates Purchaser and its officers as Seller's true and lawful attorney-in-fact, with full power of substitution, to execute and endorse for the benefit of Purchaser all checks, notes or other documents received by Seller in payment of or in substitution or exchange for any of the Purchased Assets. Seller hereby acknowledges and agrees that the power of attorney set forth in the preceding sentence is coupled with an interest, and further agrees to execute and deliver to Purchaser from time to time any documents or other instruments reasonably requested by Purchaser to evidence such power of attorney.

      7.4 Cooperation of Seller and Its Employees and Personnel; Related Cooperation by Purchaser.

          (a) From the date hereof until the completion of Purchaser's audit of Seller's financial statements and notes thereto for the fiscal year ended June 30, 2002 (the "2002 Audit"), Seller shall afford Purchaser and its attorneys, accountants, financial advisors and other representatives access to Seller's books and records, files, papers, workpapers, schedules and any other document that was used or generated in connection with the preparation of such financial statements and notes thereto (collectively, the "Financial Records") and for the sixty (60) day period following the Closing to Seller's employees and personnel, if any, including but not limited to Mitchel Laskey and Donna Mackenzie. In addition, Seller shall ensure that Mitchel Laskey and Donna Mackenzie in their respective corporate capacities as officers of Seller, for no additional consideration from Purchaser, (i) provide reasonable assistance to Purchaser and its attorneys, accountants, financial advisors and other representatives in an effort to complete the 2002 Audit, (ii) fully cooperate with Purchaser and its attorneys, accountants, financial advisors and other representatives in an effort to complete the 2002 Audit and (iii) sign such representation letters which are true and correct in all material respects as requested by Purchaser's independent accountants. Seller covenants and agrees with Purchaser that it shall (x) retain the Financial Records until the 2002 Audit has been completed and (y) provide Purchaser with reasonable prior notice before any of the Financial Records are destroyed or otherwise disposed of and provide Purchaser with a reasonable opportunity to copy all such Financial Records.

          (b) For a period of ninety (90) days following the Closing, Purchaser shall use reasonable efforts to make available to Mitchel Laskey and Donna Mackenzie office space, internet connectivity, electronic mail access and voicemail access in connection with the assistance to be provided by such individuals pursuant to Section 7.4(a).

      7.5 Payment of Holdback Amount. Provided Seller delivers to Purchaser, no later than one hundred eighty (180) days following the Closing, UCC-3 termination statements executed by the applicable secured party thereto with respect to the Purchased Assets set forth on Schedule 7.5 hereto, then no later than five (5) Business Days thereafter, Purchaser shall pay to Seller the portion of the Holdback Amount set forth on Schedule 7.5 hereto with respect to the respective UCC-3 termination statements obtained.

      7.6 Use of Proceeds. Following the Closing, Seller shall use the Cash Purchase Price net of Purchaser's Base Indemnification Amount to make the payments and satisfy the obligations set forth on Schedule 7.6 hereto.

      7.7 Further Assurances. At and from time to time following the Closing, the parties hereto agree to cooperate with the other parties and to execute, deliver, file and record any and all agreements, instruments, certificates or other documents, and take such other actions, as may be reasonably necessary or desirable to evidence, consummate or implement expeditiously the transactions contemplated by this Agreement and to carry into effect the intent and purposes of this Agreement.

                                  ARTICLE VIII
                                 INDEMNIFICATION

      8.1 Survival. The representations, warranties, covenants and other agreements of the parties contained herein, or in any signed writing delivered pursuant hereto or in connection herewith shall survive the Closing for the Survival Period.

      8.2 Indemnification by the Parties.

          (a) Subject to Section 8.4, Seller shall indemnify Purchaser and its Affiliates, directors, principals, officers, employees, stockholders, independent contractors, agents and representatives, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, "Purchaser Indemnified Parties") and hold them harmless from any and all claims, suits, actions, proceedings, investigations, judgments, damages, losses, liabilities and expenses (including reasonable expenses of investigation and attorneys' fees and expenses) (collectively, "Damages") incurred or suffered by any Purchaser Indemnified Party arising out of or relating to (i) any breach or inaccuracy of any representation, warranty, covenant or other agreement of Seller or any of the Shareholders contained herein (including the Exhibits and Schedules attached hereto) or in any of the Seller Ancillary Agreements, (ii) the Excluded Liabilities, (iii) the ownership and operation and use of Seller's business or the Purchased Assets prior to the Closing and (iv) the ownership and operation of Seller after the Closing, except for any and all claims, suits, actions, proceedings, investigations, judgments, damages, losses, liabilities and expenses arising out of the Assumed Liabilities (collectively, the "Purchaser Indemnifiable Claims").

          (b) Subject to Section 8.4, Purchaser shall indemnify Seller and each of the Shareholders and their Affiliates, directors, principals, officers, employees, stockholders, independent contractors, agents and representatives, in their capacities as such, and the successors, heirs and personal representatives of any of them (collectively, "Seller Indemnified Parties") and hold them harmless from any and all Damages incurred or suffered by any Seller Indemnified Party arising out of or relating to (i) any breach or inaccuracy of any representation, warranty, covenant or other agreement of Purchaser contained herein or in any of the Purchaser Ancillary Agreements, (ii) the Assumed Liabilities and (iii) the ownership, operation and use of the Purchased Assets following the Closing, except for any and all claims, suits, actions, proceedings, investigations, judgments, damages, losses, liabilities and expenses arising out of the Excluded Liabilities (collectively, the "Seller Indemnifiable Claims").

      8.3 Indemnification; Notice and Settlements. A party seeking indemnification in good faith pursuant to Section 8.2 (an "Indemnified Party") with respect to any Damages by a Person who is not an Indemnified Party shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any Damages in respect of which indemnity may be sought hereunder on or no later than the expiration of the Survival Period; provided that the failure to give such notice shall not affect the Indemnified Party's rights to indemnification hereunder, except to the extent such failure shall actually prejudice in any material respect the Indemnifying Party's ability to defend such Damages or notice is not provided prior to or on the expiration date of the Survival Period. The Indemnifying Party shall have the right to assume the defense of any such action or proceeding at its expense, with counsel approved by the Indemnified Party (which approval will not be unreasonably withheld). If the Indemnifying Party shall elect not to assume the defense of any such action or proceeding, or fails to make such an election within 20 days after it receives such notice pursuant to the first sentence of this Section 8.3, the Indemnified Party may assume such defense at the expense of the Indemnifying Party (subject to the limitations set forth in the final clause of the immediately succeeding sentence). The Indemnified Party shall have the right to participate in (but not control) the defense of an action or proceeding defended by the Indemnifying Party hereunder and to retain its own counsel in connection with such action or proceeding, but the fees and expenses of such counsel shall be at the Indemnified Party's expense unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed in writing to the retention of such counsel and the payment of fees of such counsel by the Indemnifying Party or (ii) the named parties in any such action or proceeding (including impleaded parties) include the Indemnifying Party and the Indemnified Party, and representation of the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict (in which case the Indemnifying Party shall not be permitted to assume the defense of such claim, action or proceeding); provided that, unless otherwise agreed by the Indemnifying Party, if the Indemnifying Party is obligated to pay the fees and expenses of such counsel, the Indemnifying Party shall be obligated to pay only the fees and expenses associated with one attorney or law firm (plus local counsel as required), as applicable, for the Indemnified Party. An Indemnifying Party shall not be liable under Section 8.2 for any settlement effected without its written consent, which consent will not be unreasonably withheld, of any claim, action or proceeding in respect of which indemnity may be sought hereunder.

      8.4 Limitations.

          (a) Notwithstanding the provisions of Section 8.2(a), Seller and each of the Shareholders shall have no obligation to indemnify any Purchaser Indemnified Party under this Article 8 unless the Purchaser Indemnified Parties shall have suffered Damages in an aggregate amount attributable to Purchaser Indemnifiable Claims in excess of twenty five thousand dollars ($25,000) (the "Threshold"). Notwithstanding the provisions of Section 8.2(b), Purchaser shall have no obligation to indemnify any Seller Indemnified Party under this Article 8 unless the Seller Indemnified Parties shall have suffered Damages in an aggregate amount attributable to Seller Indemnifiable Claims in excess of the Threshold. Once the aggregate amount of Damages incurred by any Purchaser Indemnified Parties or any Seller Indemnified Parties, as the case may be, exceeds the Threshold, all Purchaser Indemnified Parties or Seller Indemnified Parties, as the case may be, shall be entitled to recover the full amount of Damages, including any amounts which constituted the Threshold.

          (b) Subject to the provisions of Section 8.4(c), the maximum aggregate liability of Seller and each of the Shareholders for all Purchaser Indemnifiable Claims shall not exceed an amount equal to one million seven hundred thousand dollars ($1,700,000) ("Purchaser's Base Indemnification Amount").

          (c) In the event that (i) the Additional Payment Condition has been satisfied and (ii) on or prior to the date Purchaser is required to make the First Additional Payment and the Second

Additional Payment as provided in Section 7.2 a Purchaser Indemnifiable Claim in excess of $1 million relating to or arising in connection with Systems Integrators, Inc. d/b/a net-linx Publishing Solutions or its successors and assigns (the "Net-linx Claim"), then Purchaser shall deliver to the Escrow Agent
(x) $150,000 of the First Additional Payment (and shall pay to Seller within the time period specified in Section 7.2 the balance of the First Additional Payment) and (y) 50% of the Second Additional Payment, not to exceed a maximum of $150,000 (and shall pay to Seller within the time period specified in Section
7.2 the balance of the Second Additional Payment) (the amounts delivered to the Escrow Agent being referred to herein collectively as the "Additional Escrowed Funds"). Upon delivery of the Additional Escrowed Funds to the Escrow Agent, the maximum aggregate liability of Seller and each of the Shareholders for all Purchaser Indemnifiable Claims, including any Net-linx Claim, shall equal the sum of Purchaser's Base Indemnification Amount and the Additional Escrowed Funds. Notwithstanding the immediately preceding sentence, if the Net-linx Claim becomes subject to the issuance or entry of a Final Order or the execution of a Settlement Agreement (as such terms are defined in the Escrow Agreement), thereafter the maximum aggregate liability of Seller and each of the Shareholders shall equal the lesser of (i) the amount awarded by such Final Order or due pursuant to such Settlement Agreement plus Purchaser's Base Indemnification Amount and (ii) Purchaser's Base Indemnification Amount plus the Additional Escrowed Funds.

          (d) The maximum aggregate liability of Purchaser for all Seller Indemnifiable Claims shall equal Purchaser's Base Indemnification Amount.

          (e) Seller, the Shareholders and Purchaser agree that, subject to the provisions of Section 9.11, any and all Purchaser Indemnification Claims shall be satisfied by recourse solely against the amounts delivered by Purchaser to the Escrow Agent pursuant to the terms of this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

      9.1 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the documents and instruments to be executed and delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof, supercede all prior agreements and understandings among the parties with respect thereto, and no party shall be liable or bound to any other party in any manner by any promises, conditions, warranties, representations, or covenants except as specifically set forth herein or therein.

      9.2 Successors and Assigns; No Third Party Rights. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that no party may assign this Agreement without the prior written consent of the other parties hereto; except that any or all of Purchaser's rights hereunder may be assigned to any direct or indirect wholly-owned subsidiary of Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      9.3 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      9.4 Amendments and Waivers. This Agreement may not be modified, nor may any term or provision hereof be waived or discharged, except by an instrument in writing signed by the party against whom enforcement of such modification, waiver or discharge is sought. No such waiver or discharge shall be deemed to be or shall constitute a waiver or discharge with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or discharge shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or discharge.

      9.5 Governing Law; Consent to Jurisdiction.

          (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and fully performed within the State of New York.

          (b) Subject to Section 9.6, Seller, the Shareholders and Purchaser each hereby irrevocably submits to the jurisdiction of any New York State or Federal Court sitting in the City and County of New York in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Seller, the Shareholders and Purchaser each irrevocably waives, to the fullest extent such party may effectively do so under applicable law, trial by jury and any objection that such party may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction. In addition to any other form of service of process authorized by law, service of process in any action, suit, proceeding or claim hereunder shall be sufficient if mailed to each party hereto at the address specified in Section 9.9 and such service shall constitute "personal service" for purposes of such action, suit, proceeding or claim.

      9.6 Arbitration.

          (a) Notwithstanding Section 9.5(b), in the event any controversy, dispute or claim between the parties arising out of or relating in any way to this Agreement, or the breach or invalidity hereof, which controversy, dispute or claim involves an amount determined by Purchaser, in its good faith determination, equal to or less than $150,000, shall not have been resolved by good faith cooperation, negotiation or consultation between the parties within thirty (30) days after written notice of such controversy, dispute or claim is given to the other party shall be settled finally and conclusively by arbitration by a single arbitrator in accordance with the Rules of Commercial Arbitration of the American Arbitration Association (the "AAA"), in New York, New York.

          (b) Subject to Section 9.5(b) and Section 9.6(a), any party may initiate an arbitration of any arbitrable matter. The initiating party shall do so by providing written notice of the arbitration to the other party. The notice shall bear a current date and shall briefly state the matter to be arbitrated.

          (c) If, within five (5) Business Days after the party entitled to notice of an arbitration has received that notice, the parties have not agreed among themselves as to the identity of the arbitrator, the parties shall immediately refer these matters for resolution by the AAA office located in the City of New York, New York.

          (d) The award rendered by the arbitrator shall be final, and judgment may be entered upon it in accordance with law in any court having jurisdiction thereof. No party shall appeal to any court an order of an arbitrator under this
Section 9.6. Either party may enforce any such order in any court of competent jurisdiction.

          (e) The arbitrator may allocate among the parties the costs, fees and other expenses relating to an arbitration in any manner that the arbitrator determines to be appropriate in the arbitrator's absolute discretion; provided, however, that if the arbitrator determines that a party has initiated an arbitration without a reasonable basis for doing so, the arbitrator shall assess against that party the costs of the other parties relating to the arbitration, including the reasonable attorneys' fees of these parties.

      9.7 Counterparts. This Agreement may be executed in two or more counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.8 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

      9.9 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (i) upon delivery, if delivered personally, (ii) three (3) Business Days after deposit in the United States mail, if sent by registered or certified mail, return receipt requested, postage prepaid (provided that such method of notice shall be acceptable only if posted in the United States to a United States address), (iii) the second Business Day after deposit with a nationally recognized overnight courier service, if sent by courier service, or (iv) upon confirmation of receipt, if sent by facsimile transmission, and, in any case, properly addressed to the parties as follows:

IF TO PURCHASER:        MMS Acquisition I LLC
                        c/o Mobius Management Systems, Inc.
                        120 Old Post Road
                        Rye, New York  10580
                        Attn:  Chief Executive Officer
                        Telecopier:  (914) 921-1880

                        with a copy to (which shall not constitute notice):

                        Kramer Levin Naftalis & Frankel LLP
                        919 Third Avenue
                        New York, New York 10022
                        Attn: Kenneth P. Kopelman
                        Telecopier: (212) 715-8000

IF TO SELLER:           Cytura Corporation
                        P.O. Box 954117
                        Lake Mary, Florida 32795-4117
                        Attn: Mitchel J. Laskey
                        Telecopier:(407) 804-9483

                        with a copy to (which shall not constitute notice):

                        Steel Hector & Davis LLP
                        200 South Biscayne Boulevard
                        Miami, Florida 33131-2398
                        Attn: Richard N. Bernstein
                        Telecopier: (305) 577-7001

IF TO SHAREHOLDERS: to such Shareholder's address listed on the signature pages hereto;

or to such other address or addresses as a party may from time to time designate as to itself, by notice as provided herein, provided that any such notice shall be deemed effectively given only upon receipt.

      9.10 Finders' Fees. Seller, the Shareholders and Purchaser each represent to the other that it neither is nor will be obligated to pay any finder's fee, brokerage commission or similar fee in connection with the transactions contemplated by this Agreement, and that it has dealt with no finder, broker or other third party in connection with the transactions contemplated by this Agreement. Seller, the Shareholders and Purchaser each agree to indemnify and hold the other party harmless from any liability for any commission or compensation in the nature of a finder's fee, brokerage commission or similar fee (and the costs and expenses, including, reasonable attorneys' fees, of defending against such liability or asserted liability) incurred by such other party, including any arising out of any breach of such other party's foregoing representation.

      9.11 Remedies. The rights and remedies set forth in Article VIII shall be the exclusive remedies of each party to this Agreement and their respective officers, members, directors, managers, partners, employees, agents and Affiliates for any and all claims that may be brought in connection with this Agreement or the transactions contemplated hereby and the parties shall not be entitled to any further rights or remedies (whether in equity or law) of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive; provided, however, the foregoing shall not limit or restrict the availability of specific performance or other injunctive or non-monetary equitable relief (other than rescission) to the extent that specific performance or such other relief is available at law or in equity.

      9.12 Waiver of Consequential Damages. NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR ITS AFFILIATES, OR THEIR RESPECTIVE OFFICERS, MEMBERS, DIRECTORS, MANAGERS, PARTNERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, BE LIABLE HEREUNDER AT ANY TIME FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT LOSS OR DAMAGE OF ANY OTHER PARTY OR ANY OF SUCH PARTY'S AFFILIATES, INCLUDING LOSS OF PROFIT, LOSS OF REVENUE OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, AND EACH PARTY EXPRESSLY RELEASES THE OTHER PARTIES HERETO, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, MEMBERS, DIRECTORS, MANAGERS, PARTNERS, EMPLOYEES, AGENTS AND REPRESENTATIVES THEREFROM.

      9.13 Expenses. Each of the parties shall bear its own expenses, including but not limited to counsel and accounting fees, in connection with the transactions contemplated hereby. Seller agrees to pay any transfer taxes that may be payable in connection with the execution, delivery and performance of this Agreement or the transfer of any or all of the Purchased Assets, and shall indemnify Purchaser against any liability for payment thereof and shall furnish to Purchaser evidence of payment upon request. Seller shall prepare and file any required tax returns and other required documents with respect to such taxes.

      9.14 Further Assurances. Seller agrees to execute and deliver, from time to time as necessary or desirable, at its own expense, such further documents and instruments, and to perform such additional acts as Purchaser may reasonably request to effectuate or carry out and perform all the terms, provisions and conditions of this Agreement and the transactions contemplated hereby and to effectuate the intent and purposes hereof.

                                   ARTICLE X
                                    GUARANTY

      10.1 Guaranty of Purchaser's Obligations. Mobius hereby unconditionally guarantees to Seller and each of the Shareholders all obligations of Purchaser under this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          SELLER:

                                          CYTURA CORP.

                                          By: /s/ Mitchel J. Laskey
                                             ---------------------------
                                          Name:  Mitchel J. Laskey
                                          Title: Chief Executive Officer


                                          SHAREHOLDERS:

                                          NORO-MOSELEY PARTNERS V, L.P.

                                          By: Moseley & Company V., L.L.C.,
                                          its general partner

                                          by /s/ Allen Moseley
                                            ----------------------------
                                          Name:  Allen Moseley
                                          Title: Member
                                          Address: 9 North Parkway Square
                                                   4200 Northside Parkway, NW
                                                   Atlanta, Georgia 30327-3054


                                          NORO-MOSELEY PARTNERS V-B, L.P.

                                          By: Moseley & Company V., L.L.C.,
                                          its general partner

                                          by /s/ Allen Moseley
                                            ----------------------------
                                          Name:  Allen Moseley
                                          Title: Member
                                          Address: 9 North Parkway Square
                                                   4200 Northside Parkway, NW
                                                   Atlanta, Georgia 30327-3054


                                          LOVETT MILLER VENTURE FUND III, L.P.

                                          By: Lovett Miller Venture Partners
                                          III. LLC, its general partner

                                          by /s/ W. Scott Miller
                                            ----------------------------
                                          Name:  W. Scott Miller
                                          Title: Managing Partner
                                          Address: 100 North Tampa Street
                                                   Suite 2675
                                                   Tampa, Florida 33602

                                          PURCHASER:

                                          MMS ACQUISITION I LLC


                                          By: /s/ Mitchell Gross
                                             -------------------------
                                          Name:  Mitchell Gross
                                          Title: President


                                          MOBIUS MANAGEMENT SYSTEMS, INC.


                                          By: /s/ Mitchell Gross
                                             -------------------------
                                          Name:  Mitchell Gross
                                          Title: Chief Executive Officer
                                                 and President
                                                 (Signatory solely for purposes
                                                 of Article V and Section 10.1)



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